EXHIBIT 10.2

FEDERAL HOME LOAN BANK OF CHICAGO

POST DECEMBER 31, 2004

BENEFIT EQUALIZATION PLAN

Effective January 1, 2005
and Amended as of January 1, 2013

ARTICLE I	DEFINITIONS.........................................................................................2

ARTICLE II	MEMBERSHIP.........................................................................................3

ARTICLE III	AMOUNT AND PAYMENT OF PENSION BENEFITS........................4

ARTICLE IV	AMOUNT AND PAYMENT OF THRIFT BENEFITS...........................6

ARTICLE V	SOURCE OF PAYMENTS......................................................................9

ARTICLE VI	DESIGNATION OF BENEFICIARIES..................................................9

ARTICLE VII	ADMINISTRATION OF THE PLAN.....................................................9

ARTICLE VIII	AMENDMENT AND TERMINATION..................................................10

ARTICLE IX	GENERAL PROVISIONS.......................................................................11

3FEDERAL HOME LOAN BANK OF CHICAGO
POST DECEMBER 31, 2005
BENEFIT EQUALIZATION PLAN
Effective January 1, 2005, the FEDERAL HOME LOAN BANK OF CHICAGO (the “Bank”) established this Post December 31, 2005 Benefit Equalization Plan (the “Plan") and amended the Plan as of January 1, 2013.
INTRODUCTION
The purpose of this Plan is to provide to certain employees of the Bank the benefits which would have accrued after December 31, 2004 under the Comprehensive Retirement Program of the Financial Institutions Retirement Fund (the “Retirement Fund”), and benefits equivalent to the salary reduction contributions and matching contributions which would have been available under the Financial Institutions Thrift Plan (the “Thrift Plan”), but for (i) the limitations placed on benefits and matching contributions for employees by Sections 401(a)(17), 401(k)(3)(A)(ii), 402(g) and 415 of the Internal Revenue Code of 1986, as amended, (ii) the amounts deferred under Sections 4.01 and 4.02 of this Plan being excluded from the definition of “Base Salary” under the Retirement Fund and the Thrift Plan; and (iii) amounts deferred from bonus and incentive compensation.
This Plan is intended to constitute a nonqualified unfunded deferred compensation plan for a select group of management or highly compensated employees under Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA). All benefits payable under this Plan shall be paid solely out of the general assets of the Bank. No benefits under this Plan shall be payable by or from the Retirement Fund or its assets or the Thrift Plan or its assets.
ARTICLE 1. DEFINITIONS

When used in the Plan, the following terms shall have the following meanings:

1.01
“Account” means the account established and maintained hereunder to record the contributions deemed to be made by the Member and the Bank, as well as the increase in value attributable to the earnings thereon, all as described hereafter.

1.02	“Actuary” means the independent consulting actuary retained by the Bank to assist the Committee in its administration of the Plan.

1.03	“Adoption Date” means the date the Plan is adopted by the Board of Directors.

1.04	“Bank” means the Federal Home Loan Bank of Chicago.

1.05	“Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article VI of the Plan to receive the benefit, if any, payable upon the death of a Member of the Plan.

1.06	“Board of Directors” means the Board of Directors of the Bank.

1.07	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.08
“Code Limitations” means the cap on compensation taken into account by a plan under Code Section 401(a)(17), the limitations on salary deferral contributions necessary to meet the average deferral percentage (“ADP”) test under Code Section 401(k)(3)(A)(ii), the limitations on employee and matching contributions necessary to meet the average contribution percentage (“ACP”) test under Code Section 401(m), the dollar limitations on elective deferrals under Code Section 402(g) and the overall limitations on contributions and benefits imposed on qualified plans by Code Section 415, as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.

1.09	“Committee” means the Personnel and Compensation Committee of the Board of Directors of the Bank, which is authorized to administer the Plan.

1.10	“Deferral Agreement” means the agreement under which a Member elects to defer compensation under the Plan in accordance with the provisions of Section 4.01.

1.11	“Effective Date” means January 1, 2005.

1.12	“Eligible Executive” means an employee of the Bank who is a corporate officer and who has been selected to be an Eligible Executive by the Committee.

1.13	“Member” means any person included in the membership of the Plan as provided in Article II.

1.14	“Plan” means the Federal Home Loan Bank of Chicago Post December 31, 2004 Benefit Equalization Plan, as set forth herein or as it may be amended or restated from time to time.

1.15
“Retirement Fund” means the Comprehensive Retirement Program of the Financial Institutions Retirement Fund, a qualified and tax-exempt defined benefit pension plan and trust under Sections 401(a) and 501(a) of the Code, as adopted and amended by the Bank.

1.16
“Thrift Plan” means the Financial Institutions Thrift Plan, a qualified and tax-exempt defined contribution plan and trust under Sections 401(a) and 501(a) of the Code, as adopted and amended by the Bank.

ARTICLE II. MEMBERSHIP

2.01
Each Eligible Executive of the Bank shall become a Member of the Plan for purposes of Article III on the latest of (i) the date on which he is included in the membership of the Retirement Fund, (ii) the date he is selected as an Eligible Executive, or (iii) the Effective Date.

2.02
Each Eligible Executive of the Bank shall become a Member of the Plan for purposes of Article IV on the latest of (i) the date on which he is credited with an elective contribution under the Thrift Plan, (ii) the date he is selected as an Eligible Executive, or (iii) the Effective Date.

2.03
A benefit shall be payable under the Plan to or on account of a Member only upon the Member’s retirement, death or other termination of employment with the Bank, except as provided in Sections 3.08 and 4.08.

2.04
No employee shall have the automatic right to be selected as an Eligible Executive for any year, or, having been selected as an Eligible Executive for one year, be considered an Eligible Executive for any other year. If a Member ceases to be an Eligible Executive but continues to be employed by the Bank, he shall not be eligible to defer any further portion of his compensation under Sections 4.01 or 4.02 until he shall again become an Eligible Executive, and the Member shall cease to accrue any further pension benefit under Section 3.01(a)(ii).

ARTICLE III. AMOUNT AND PAYMENT OF PENSION BENEFITS

3.01	The amount, if any, of the annual pension benefit payable to or on account of a Member pursuant to the Plan shall equal the excess of (a) over (b), as determined by the Committee, where:

(a)
is the annual pension benefit (as calculated by the Retirement Fund on the basis of the “Regular Form” of payment, as defined in the Retirement Fund) that would otherwise be payable to or on account of the Member by the Retirement Fund if its provisions were administered:

(i)	without regard to the Code Limitations;

(ii)	with the inclusion in the definition of “Base Salary” for the year deferred of any amounts deferred by a Member under Sections 4.01 and 4.02 of this Plan;

(b)	is the annual pension benefit (as calculated by the Retirement Fund on the basis of the Regular Form of payment) that is payable to or on account of the Member under the Retirement Fund.

For purposes of this Section 3.01, “annual pension benefit” includes any “Active Service Death Benefit”, “Retirement Adjustment Payment”, “Annual Increment” and “Single “Purchase Fixed Percentage Adjustment” which the Bank elected to provide its employees under the Retirement Fund.

3.02
The benefit payable to or on account of a Member pursuant to Section 3.01 shall be paid in the form as elected by the Member. A member may elect to receive the benefit in the form of a single lump sum, a 50% joint and survivor annuity, a 100% joint and survivor annuity with a ten year certain benefit or a life annuity with a ten year certain benefit. The Member shall also elect when such benefit shall begin, but not earlier than termination of employment with the Bank or later than age 70½. In the event a Member has failed to make the election required, the Member’s pension benefit payable under this Plan shall be payable to or on account of the Member in a single lump sum at termination of employment with the Bank. Such elections shall be made in accordance with the procedures established by the Committee. The Member’s benefit shall be of equivalent actuarial value to the benefit otherwise payable in the Regular Form under the Retirement Fund. For this purpose, equivalent actuarial value shall be determined by the Actuary under the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence under the Retirement Fund.

3.03
If a Member dies after the date his benefit payments under the Plan had commenced, the only death benefit payable under the Plan in respect of said Member shall be the amount, if any, payable under the form of payment which the Member had elected.

3.04
If a Member to whom an annual pension benefit is payable under the Plan dies while in active service or following retirement or other termination of employment but prior to the commencement of his benefit payment under this Plan, the only death benefit payable under the Plan in respect of said Member shall be the amount, if any, payable under the form of payment which the Member had elected with the adjustments provided under Section 3.01 above and Section 3.08 if applicable.

3.05
If a Member is restored to employment with the Bank, payment of any benefits shall cease. Upon his subsequent retirement or termination of employment with the Bank, his benefit under the Plan shall be recomputed in accordance with Section 3.01, but shall be reduced by the equivalent actuarial value of the amount of any benefit paid by the Plan in respect of his previous retirement or termination of employment, and such reduced benefit shall be paid to the Member in accordance with the provisions of the Plan. For purposes of this Section 3.05, the equivalent actuarial value of the benefit paid in respect of the Member’s previous retirement or termination of employment shall be determined by the Actuary utilizing for that purpose the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence under the Retirement Fund.

3.06
Notwithstanding any other provision of this Plan, if, on the date payment under the Plan would otherwise commence, the lump sum settlement value of a Member’s benefit determined by the Actuary does not exceed $5,000, or such other amount as may be determined under Section 411(a)(11) of the Code, then that Member’s benefit shall automatically be paid in the form of a lump sum settlement.

3.07	All annual pension benefits under the Plan shall be paid in monthly, quarterly, or annual installments, as elected by the Member.

3.08
Notwithstanding anything in this Plan to the contrary, if a Member dies, retires, or terminates employment as a result of becoming disabled at a time when any short-term incentive payments to which the Member may be entitled are still in a deferral period, then at the time the last of such incentive payments to which the Member is entitled are vested , the Bank shall cause a recalculation to be made as follows. An actuary shall calculate the difference between (1) the Member’s Plan benefit under Sec. 3.01 as if the Member had elected a lump-sum benefit pursuant to Section 3.02 (regardless of the payment method actually elected by the Member) and (2) the Member’s benefit under Sec. 3.01 if the aggregate amount of the deferred payments paid after the death, retirement, or termination of employment because of disability had been included in the original benefit calculation. The difference of (2) minus (1) will be paid to the Member or the Member’s estate, as the case may be, in a lump sum within 60 days of the completion of the recalculation described in this Section 3.08.

ARTICLE IV. AMOUNT AND PAYMENT OF THRIFT BENEFITS

4.01
If the employee’s salary reduction account contributions under the Thrift Plan for such year have reached the maximum permitted by the Code Limitations as determined by the Committee, and if the employee has elected to reduce his compensation for the current calendar year in accordance with the provisions of Section 4.03, then such employee shall be credited with an elective contribution addition under this Plan equal to the reduction in his compensation made in accordance with such election; provided, however, that the sum of all such elective contribution additions for an employee with respect to any single calendar year shall not be greater than the sum of the excess of (a) over (b), plus (c), where:

(a)
is an amount equal to the maximum salary reduction account contributions permitted under the Thrift Plan for the calendar year as determined under the Thrift Plan if its provisions were administered without regard to the Code Limitations and if compensation as defined in the Thrift Plan included any deferrals made under this Section 4.01 or Section 4.02;

(b)	is an amount equal to his regular account and salary reduction-account contributions actually made under the Thrift Plan for the calendar year; and

(c)	is an amount equal to the total of any short-term bonus or incentive awards elected under Section 4.03(a).

If the reduction in an employee’s compensation under such election is determined to exceed the maximum allowable elective contribution additions for such year, the excess and any related earnings credited under Section 4.04 shall be paid to such employee within the first two and one-half months of the succeeding calendar year.

4.02
If a portion of an employee’s regular account contribution or salary reduction account contribution to the Thrift Plan for the preceding year is returned to an employee after the end of such preceding year on account of the Code Limitations, and if the employee has elected in accordance with the provisions of Section 4.03 to reduce his compensation for the current year by the amount of such Thrift Plan contributions and related earnings returned to him for the preceding year, then such employee shall be credited with a make-up contribution addition under this Plan equal to the reduction in his compensation made in accordance with such election.

4.03	A Member’s elections under Sections 4.01 and 4.02 shall be made in accordance with the following provisions:

(a)
The Committee shall provide each Member with a Base Salary Deferral Agreement prior to the commencement of the calendar year in which compensation is to be earned and paid. Each Member shall execute and deliver the Deferral Agreement to the Committee no later than the last business day preceding the calendar year in which compensation is to be earned and paid. The Committee shall provide each Member designated by the Committee to be allowed to defer bonus and incentive compensation with a Bonus/Incentive Deferral Agreement prior to the determination of such bonus or incentive payments for such calendar year, but not later than June 30th of such year. Such Member shall execute and deliver the Bonus/Incentive Deferral Agreement to the Committee no later than June 30th of such calendar year.

Notwithstanding the above, an Eligible Executive who becomes eligible to participate during a calendar year may execute a Deferral Agreement with respect to his elections under Section 4.01 and 4.02 within 30 days of the date he becomes eligible to participate. An individual who is an Eligible Executive immediately prior to the Adoption Date may file a Deferral Agreement with the Committee within such period prior to the Adoption Date and in such manner as the Committee may prescribe. With respect to Sections 4.01 and 4.02, the Deferral Agreement shall only apply to compensation earned by the Member in the payroll periods beginning on or after the later of the date such Agreement is submitted to the Committee or the Adoption Date.

(b)
The Deferral Agreement shall provide for separate elections with respect to elective contribution additions under Section 4.01 and make-up contribution additions under Section 4.02. Any Member who has been designated by the Committee to be allowed to defer bonus and incentive compensation under the Plan shall complete a separate Bonus/Incentive Deferral Agreement.

(c)
An Eligible Executive’s elections on his Deferral Agreement of the rates at which he authorizes deferrals under Sections 4.01 and 4.02 shall be irrevocable for the calendar year for which the deferral is elected. Notwithstanding the foregoing, a Member may, in the event of an unforeseeable emergency which results in a severe financial hardship, request a suspension of his salary deferrals under the Plan. The request shall be made in a time and manner determined by the Committee. The suspension shall be effective with respect to the portion of the calendar year remaining after the Committee’s determination that the Member has incurred a severe financial hardship. The Committee shall apply standards, to the extent applicable, identical to those described in Section 4.08 in making its determination.

4.04
For each salary reduction contribution addition credited to a Member under Section 4.01 (except amounts deferred as bonus and incentive deferrals), such Member shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that would be credited under the Thrift Plan with respect to such amount if contributed to the Thrift Plan, determined as if the Thrift Plan were administered in accordance with its terms up to the maximum Code Limitations, and determined after taking into account the Member’s actual salary reduction contributions to and actual matching contributions under the Thrift Plan.

For each make-up contribution addition credited to a Member under Section 4.02, such Member shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that was lost under the Thrift Plan with respect to the contributions returned for the preceding calendar year.

4.05
The Committee shall maintain an Account on the books and records of the Bank for each employee who is a Member by reason of amounts credited under Sections 4.01 and 4.02. The salary reduction contribution additions, make-up contribution additions and matching contribution additions of a Member under Sections 4.01, 4.02 and 4.03 shall be credited to the Member’s Account as soon as practical after the date that the compensation reduced under Section 4.01 or 4.02 would otherwise have been paid to such Member. In addition, the Account of a Member shall be credited as of the end of each calendar quarter with interest at the same rate as the Bank’s net return on equity after REFCO during each corresponding quarter. In lieu of such rate, the Committee may designate, from time to time, such other indices of investment performance or investment funds as the measure of investment performance under this Section 4.05. A Member shall at all times be 100% vested in his Account.

4.06	The balance credited to a Member’s Account shall be paid to him in a lump sum payment as soon as reasonably practicable after his termination of employment with the Bank.

4.07
If a Member dies prior to receiving the balance credited to his Account under Section 4.06 above, the balance in his Account shall be paid to his Beneficiary in a lump sum payment as soon as reasonably practicable after his death.

4.08
While employed by the Bank, a Member may, in the event of an unforeseeable emergency, request a withdrawal from his Account. The request shall be made in a time and manner determined by the Committee, shall not be for an amount greater than the lesser of (i) the amount required to meet the financial hardship, or (ii) the amount of his Account, and shall be subject to approval by the Committee. For purposes of this Section 4.08, an unforeseeable emergency means a financial hardship as defined under Code Section 409A, which hardship the Member is unable to satisfy with funds reasonably available from other sources. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case as determined by the Committee.

ARTICLE V. SOURCE OF PAYMENTS

5.01
All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Code Sections 671 through 677) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective Member or Beneficiary. No benefit provided by the Plan shall be payable from the assets of the Retirement Fund or the Thrift Plan.

5.02
No Member shall have any right, title or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

ARTICLE VI. DESIGNATION OF BENEFICIARIES

6.01
Each Member of the Plan may file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. The Member may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member’s death, and in no event shall it be effective as to a date prior to such receipt.

6.02
If no such Beneficiary designation is in effect at the time of a Member’s death, or if no designated Beneficiary survives the Member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the Member’s estate shall be deemed to have been designated his Beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefore.

ARTICLE VII. ADMINISTRATION OF THE PLAN

7.01
The Committee shall have general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and discretionary authority, subject to Board approval, to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article V, and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the

Plan. The Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

7.02
The Committee shall arrange for the engagement of the Actuary, and if the Committee deems it advisable, it shall arrange for the engagement of legal counsel and certified public accountants (who may be counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Committee may rely upon the written opinions of such Actuary, counsel, accountants and consultants, and upon any information supplied by the Retirement Fund or the Thrift Plan for purposes of Sections 3.01, 4.01 and 4.02 of the Plan, and delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board, or to a committee designated by the Board, at such intervals as shall be specified by the Board or such designated committee, with regard to the matters for which it is responsible under the Plan.

7.03	No Committee member shall be entitled to act on or decide any matters relating solely to such member or any of his rights or benefits under the Plan.

7.04
A Committee member shall be reimbursed for any reasonable expenses incurred in connection with his services as a Committee member. No bond or other security need be required of the Committee or any member thereof in any jurisdiction.

7.05
All claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or his Beneficiary (the claimant). The claimant may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing, and filed with the Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision, and the decision on review shall be made as soon as feasible after the Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.

7.06	All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.

ARTICLE VIII. AMENDMENT AND TERMINATION

8.01
(a)    The Plan may be amended or terminated in any respect at any time by the Committee; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefits that accrue before the adoption of such amendment or termination. If and to the extent permitted without violating the requirements of Section 409A of the Code, the Committee may require that all of the Member’s Accounts be distributed as soon as practicable after such termination. If and to the extent that the Committee does not accelerate the timing of distributions on account of the termination of the Plan, payment of any remaining benefits under the Plan shall be made at the same times and in the same manner as such distributions would have been made based upon the terms of the Plan, as in effect at the time the Plan is terminated.

(b)    If and to the extent otherwise permitted by Section 409A and the Treasury Regulations thereunder, the Bank may terminate and liquidate the Plan if the following requirements are met:

(i)	the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank;

(ii)    the Bank terminates and liquidates all agreements, methods, programs and other arrangements sponsored by the Bank that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 1.409A-1(c) of the treasury Regulations if the Member had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(iii)    no payments in liquidation of the Plan are made within twelve (12) months of the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not been taken;

(iv) all payments are made within twenty-four (24) months of the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v)    the Bank does not adopt a new plan that would be aggregated with any terminated and liquidated plan under applicable Treasury Regulations if the same Member participated in both plans, at any time within three (3) years following the date that the Bank takes all necessary action to irrevocably terminate and liquidate the Plan.

ARTICLE IX. GENERAL PROVISIONS

9.01
The Plan shall be binding upon and inure to the benefit of the Bank and its successors, and assigns and the Members, and the successors, assigns, designees and estates of the Members. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. In such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term Bank shall refer to such other bank and the Plan shall continue in full force and effect.

9.02
Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Member from its employ.

9.03
The Bank shall withhold or cause to be withheld from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payments.

9.04
No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void. Further, no right or interest of a Member may be reached by any creditor of the Member.

9.05
If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident or because he is a minor then any payment, or any part thereof, due to such person (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefor.

9.06
All elections, designations, requests, notices, instructions, and other communications from a Member, Beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

9.07
The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which he may be entitled under any other plan or arrangement of the Bank.

9.08
No Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith. The Bank hereby indemnifies and holds harmless the Retirement Fund, the Thrift Plan and each Committee member and each employee, officer or director of the Bank, the Retirement Fund or the Thrift Plan, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

9.09	As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

9.10	The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

9.11	The Plan shall be construed according to the laws of the State of Illinois in effect from time to time.

9.12
This Plan shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Member or Beneficiary, may amend the provisions of this Plan if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the applicable requirements of Section 409A of the Code.

IN WITNESS WHEREOF, the FEDERAL HOME LOAN BANK OF CHICAGO has caused the Plan to be executed effective as of January 1, 2005 and amended as of January 1, 2013.

Approved by the Board of Directors this 28th day
of March, 2013.

/s/ Peter E. Gutzmer

Its Corporate Secretary